Investor Contact:	Dow Jones & Company
Mark Donohue	200 Liberty Street
Director, Investor Relations	New York, NY 10281
(609) 520-5660

Media Contact:
Howard Hoffman
Corporate Communications
(609) 520-4765

DOW JONES REPORTS THIRD QUARTER 2006 RESULTS

Provides 4th Quarter Outlook

NEW YORK (October 18, 2006)—Dow Jones & Company (NYSE: DJ) today reported earnings of 19 cents per diluted share during the third quarter of 2006, compared with 12 cents per diluted share in the third quarter of 2005.  Excluding a special tax gain and severance charge explained herein, we earned 11 cents per diluted share during the third quarter of 2006, down 8.3% from the 12 cents per diluted share earned in the third quarter of 2005, mainly due to higher interest expense.

During the third quarter, we announced our intention to sell up to six Ottaway community newspaper properties including cash sales and exchanges for other community newspapers.  Proceeds will be used to finance the acquisition of Factiva announced today (see separate release).  These six properties are presented in this press release as discontinued operations and are excluded from revenues, operating expenses and operating income as well as segment results for all periods.  Also, if we were to conclude prior to the filing of our third quarter 10-Q that it is more likely than not that our available capital loss carryforwards will be utilized, we would adjust the value of our deferred tax assets and increase third quarter reported net income and EPS.  Any such increase in reported income will not affect EPS before special items.  Please refer to the attached for additional financial information.

Revenue increased 3.9% to $412.4 million compared with the third quarter of 2005, due to increased revenue at all segments except for Local Media (formerly known as Community Media).  Operating income increased 45.0% to $13.6 million from $9.4 million in the third quarter of 2005 due to improved performance at Consumer and Enterprise Media, partially offset by a decline at Local Media.

Special Items: As further explained in the attached Notes to Financial Information, in the third quarter of 2006, we recorded a special gain of $7.6 million (9 cents per share) as a result of a favorable resolution of state and federal tax matters.  We also incurred a severance charge of one cent per share.  In the third quarter of 2005, we recorded special items netting to zero cents per share as a special gain of one cent per share related to a tax benefit was offset by a charge of one cent for accretion of discount on a contract-guarantee obligation.  Please refer to the attached for additional income statement and other financial information.

Commenting on third quarter results, Rich Zannino, chief executive officer of Dow Jones, said, “We increased revenue and profit in nearly all our core business operations and tightly managed expenses which led to a 61% increase in operating income in the third quarter.  However, these improved results were more than offset by higher interest expense and modestly lower equity earnings, resulting in a slight decline in EPS before special items and a severance charge.  For the first nine months of 2006, we’re pleased that revenue was up 6.8%, operating income before special items was up 33% and EPS before special items was up 12%, all in spite of a continuing difficult print advertising environment and planned dilution from our investment in Weekend Edition.”

Mr. Zannino concluded:  “We have many initiatives underway to diversify our reliance on print advertising revenue, strengthen our portfolio, improve our businesses, increase revenue and tightly manage costs to fuel long term profitable growth.  During the third quarter, we announced another three major such initiatives.  In July, we announced the outsourcing of a number of finance, technology and service functions.  In August, we announced that we are exploring the sale of up to six Ottaway newspapers.  Proceeds will be used to reduce debt and fund the acquisition of Reuters’ 50% interest in Factiva, announced this morning.  We will continue these efforts to accelerate our future earnings growth.”

We currently estimate fourth quarter 2006 earnings per share before special items and before any impact of Factiva and Ottaway transactions to be in the low to mid 40 cents per share range compared with the 41 cents per share earned in the fourth quarter of 2005.  In line with this estimate, we expect advertising revenue at the U.S. Wall Street Journal to be in the low to mid single digits over the fourth quarter 2005.  Based on currently known and quantified special items in the fourth quarter of 2006, we expect reported earnings per share to be in the low to mid 40 cents per share range, compared with 49 cents per share earned in the fourth quarter of 2005.

Segment Results

Consumer Media revenue of $247.2 million in the third quarter of 2006 increased 4.6% versus the same period a year ago on a 3.9% increase in advertising revenue and a 5.7% gain in circulation and other revenue.  Advertising revenue at the U.S. Wall Street Journal print edition increased 0.3% in the third quarter on a linage increase of 1.1%.  Dow Jones Online advertising revenue increased 12.4% in the quarter slowed by a soft July.  The 5.7% gain in circulation and other revenue at Consumer Media was driven by increases at both the print Journal and at Dow Jones Online.  Consumer Media had an operating loss of $18.0 million in the third quarter, seasonally its weakest quarter, which was slightly improved over its loss of $19.9 million in the third quarter of 2005, as a planned increase in losses at the Journal’s Weekend Edition were more than offset by improved results at Dow Jones Online and international print editions in the third quarter 2006.  Paid subscribers to The Wall Street Journal Online grew to 788,000 as of September 30, 2006, up 3.1% over the prior year period.  Since its launch as a separate paid Web site in January of 2006, Barron’s Online has added 70,000 paid subscribers as of September 30, 2006.

Enterprise Media revenue of $100.4 million in the third quarter of 2006 increased 5.5% over the same period a year ago, primarily driven by increased revenue at Dow Jones Indexes/Ventures and Dow Jones Newswires, partially offset by a decline at Dow Jones Licensing Services.  Operating income increased 9.6% over last year to $27.0 million.  Operating margin of 26.9% in the third quarter of 2006 was up 100 basis points from the previous year’s 25.9%.  Terminal counts at Newswires were 298,000, up slightly from the same period last year.

At Local Media, as noted above, we are treating the six properties presently for sale as discontinued operations.  Local Media revenue in the third quarter of 2006 declined 0.6% (down 0.7% including the six properties) to $64.9 million compared with the third quarter of 2005.  Advertising revenue decreased 1.1% (down 0.9% including the six properties) on a 7.7% decline in advertising volume (down 7.7% including the six properties) due to a decrease in classified and retail advertising revenue, partially offset by a 67% increase in online advertising revenue (up 66% including the six properties) and increased ad rates.  Operating income declined 14.3% (down 13.4% including the six properties) to $14.1 million compared with the prior year period, mainly due to higher employee pension, marketing and depreciation expense.  Consequently, the operating margin in the quarter was 21.8%, down 340 basis points from 25.2% last year.

We ended the third quarter of 2006 with $669 million in debt compared with $674 million at the end of the second quarter 2006 and $511 million at the end of the third quarter of 2005.  The increase in debt levels versus prior year is primarily due to $202 million in debt incurred in the first quarter of 2006 to finance our litigation settlement with Cantor Fitzgerald Securities and Market Data Corp.

As previously announced, we will host an earnings conference call at 10 a.m. EST today.  The call can be accessed via a live Web cast through the Investor Relations section of our Web site, www.dowjones.com, or through a listen-only, dial-in conference line, by dialing 877-407-9205.   A replay of the conference call and the full text of the prepared remarks will be available on our Web site in the Investor Relations section shortly after the call concludes.

Dow Jones & Company (NYSE: DJ; dowjones.com) publishes The Wall Street Journal and its international and online editions, Barron's and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes, MarketWatch and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva and with Hearst of SmartMoney. Dow Jones also provides news content to CNBC and radio stations in the U.S.

Information Relating To Forward-Looking Statements; Non-GAAP Reconciliation:

This press release contains forward-looking statements, such as those including the words "believe," "expect," "intend," "estimate," "anticipate," "will," “plan,” "outlook," "guidance," "forecast" and similar expressions, that involve risks and uncertainties that could cause actual results to differ materially from those anticipated including: the cyclical nature of the Company's business and the strong, negative impact of economic downturns on advertising revenues, particularly in the Company's core B2B advertising market; the risk that inconsistent trends across major advertising categories, such as technology and finance, will continue and that B2B advertising levels, particularly in technology and finance, may or may not return to historical levels; the Company's ability to expand and diversify the Journal Franchise's market segment focus beyond finance and technology; the Company's ability to limit and manage expense growth, especially in light of its prior cost cutting, its growth initiatives and its new organizational structure; intense competition for ad revenues and readers the Company's products and services face; the impact on the future circulation of the Journal and community newspapers that may be caused by the declining frequency of regular newspaper buying by some consumers and by changes made from time to time by agencies such as the Audit Bureau of Circulations and various syndicated research organizations in the way they measure circulation and readership numbers; with respect to the new Weekend Edition, the risks that it may not generate anticipated advertising revenues, resulting in greater losses than expected in its first two years of operation, and that it may draw advertising away from the Journal’s other consumer advertising sections; the impact on online advertising revenues of fluctuations or decreases in Web site traffic levels; with respect to Newswires and other subscription-based products and services, the negative impact of business consolidations and layoffs in the financial services industry on sales; the risk that the conditions to the Factiva acquisition are not met and the acquisition is not consummated; the risk that the contemplated sales of the Ottaway newspapers may not be consummated or may be delayed and that the Company may need to pursue alternative means of financing the Factiva acquisition; and such other risk factors as may be included from time to time in the Company's reports filed with the Securities and Exchange Commission and posted in the Investor Relations section of the Company's web site (www.dowjones.com). The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have attached to this press release a reconciliation of those measures to the most directly comparable GAAP measures.

Dow Jones & Company, Inc.
Earnings Summary
(Unaudited)

(in thousands, except per share amounts)
	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Reported results:
Revenues(1)	$412,422	$396,754	$1,298,512	$1,215,368

Operating income(1)	$13,613	$9,388	$56,223	$52,962

Net income	$16,010	$10,173	$106,289	$19,214

Effective tax rate(1)	(43.7)%	24.0%	8.3%	74.0%

Diluted EPS	$.19	$.12	$1.27	$.23

Excluding special items described in Note 4:
Operating income(1)	$15,138	$9,388	$85,420	$64,329

Net income	$9,380	$9,970	$53,579	$47,469

Effective tax rate(1)	39.4%	33.7%	38.5%	38.5%

Diluted EPS	$.11	$.12	$.64	$.57

EPS percentage change	(8.3)%	(20.0)%	12.3%	(26.9)%

See notes to financial information on page 11.

Reconciliation of fourth quarter earnings outlook:
	Quarters Ended December 31
	2006 Guidance	2005 Actual

Reported earnings per share	Low to mid 40 cents per share	$.49

Adjusted to remove:
Restructuring by an equity investment		(.02)
Contract guarantee		(.01)
Certain income tax matters		.11
EPS before special items	Low to mid 40 cents per share	$.41

(1) Amounts exclude discontinued operations as discussed in Note 2.

Dow Jones & Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

(in thousands, except per share amounts)	Three Months Ended September 30			Nine Months Ended September 30
	2006	2005		2006	2005
Revenues(1):
Advertising	$207,819	$202,120		$691,054	$634,886
Information services	95,717	93,424		286,482	277,001
Circulation and other	108,886	101,210		320,976	303,481
Total revenues	412,422	396,754		1,298,512	1,215,368

Expenses:
News, production and technology	134,241	133,894		404,202	397,341
Selling, administrative and general	157,240	152,752		482,511	456,718
Newsprint	31,080	28,476		97,723	83,866
Print delivery costs	52,169	45,701		157,033	134,353
Depreciation and amortization	24,079	26,543		73,148	78,761
Restructuring and other items, net	-	-		27,672	11,367
Total operating expenses	398,809	387,366		1,242,289	1,162,406

Operating income	13,613	9,388		56,223	52,962

Other income (expense):
Investment income	590	87		873	572
Interest expense	(8,457)	(4,971)		(22,901)	(13,883)
Equity in earnings of associated companies	3,319	4,785		9,801	7,351
Write-down of equity investments	-	-		-	(35,865)
Gain on disposition of investments	-	-		-	22,862
Contract guarantee	-	(932)		62,649	(3,348)
Other, net	(277)	73		(1,238)	953

Income from continuing operations before income taxes	8,788	8,430		105,407	31,604
Income taxes	(3,837)	2,021		8,740	23,386
Income from continuing operations	12,625	6,409		96,667	8,218

Income from discontinued operations, net of tax(3)	3,385	3,764		9,622	10,996
Net income	$16,010	$10,173		$106,289	$19,214

Net income per basic share:
Continuing operations	$.15	$.08		$1.16	$.10
Discontinued operations	.04	.05		.12	.13
Net income per basic share	$.19	$.12	(2)	$1.28	$.23

Net income per diluted share:
Continuing operations	$.15	$.08		$1.16	$.10
Discontinued operations	.04	.05		.12	.13
Net income per diluted share	$.19	$.12	(2)	$1.27 (2)	$.23

Weighted-average shares outstanding:
Basic	83,288	82,987		83,187	82,639
Diluted	83,779	83,402		83,623	83,108

(1) Dow Jones Online subscription revenue was reclassified for all periods presented from Information Services revenue to Circulation revenue.
(2) The sum of the individual amounts does not equal total due to rounding.
(3) Does not factor in any interest savings that would result from utilizing the proceeds from the sales to reduce debt.

See notes to financial information on page 11.

Dow Jones & Company, Inc.
Segment Information
(Unaudited)

(dollars in thousands)	Three Months Ended September 30(1)		Nine Months Ended September 30(1)
	2006	2005	2006	2005
Revenues:
Consumer media(2)	$247,184	$236,345	$814,099	$746,820
Enterprise media(3)	100,382	95,133	295,428	282,476
Local media(4)	64,856	65,276	188,985	186,072
Consolidated revenues	$412,422	$396,754	$1,298,512	$1,215,368

Operating income (loss):
Consumer media	$(17,959)	$(19,924)	$(819)	$(13,530)
Enterprise media	27,033	24,671	76,879	69,295
Local media	14,119	16,476	35,436	40,118
Corporate	(9,580)	(11,835)	(27,601)	(31,554)
Segment operating income	13,613	9,388	83,895	64,329

Restructuring and other items, net	-	-	(27,672)	(11,367)
Consolidated operating income	$13,613	$9,388	$56,223	$52,962

Operating margin:
Consumer media	(7.3)%	(8.4)%	(0.1)%	(1.8)%
Enterprise media	26.9%	25.9%	26.0%	24.5%
Local media	21.8%	25.2%	18.8%	21.6%
Segment operating margin	3.3%	2.4%	6.5%	5.3%

Depreciation and amortization (D&A):
Consumer media	$16,162	$18,222	$48,948	$54,226
Enterprise media	5,102	5,736	15,927	17,097
Local media	2,783	2,547	8,178	7,325
Corporate	32	38	95	113
Consolidated D&A	$24,079	$26,543	$73,148	$78,761

(1) Amounts exclude discontinued operations as discussed in Note 2.

(2) Consumer media includes The Wall Street Journal Franchise (including domestic and international print, online, television and radio); Barron’s Franchise (including print, online and conferences); and MarketWatch Franchise (including online, newsletter, television and radio).

(3) Enterprise media includes Dow Jones Newswires, Dow Jones Financial Information Services, Dow Jones Licensing Services and Dow Jones Indexes/Ventures.
(4) Local media, formerly known as community media, includes our portfolio of daily and weekly Ottaway local newspaper properties.

See notes to financial information on page 11.

Dow Jones & Company, Inc.
Supplemental Segment Revenue Information
(Unaudited)

(in thousands)	Three Months Ended September 30(1)		Nine Months Ended September 30(1)
	2006	2005	2006	2005
Consumer media:
U.S. media (2):
Advertising	$147,217	$143,323	$512,859	$461,031
Circulation and other	81,973	77,376	247,849	233,210
Total U.S. media	229,190	220,699	760,708	694,241

International media (3):
Advertising	10,682	8,585	31,866	30,722
Circulation and other	7,312	7,061	21,525	21,857
Total international media	17,994	15,646	53,391	52,579

Total Consumer media
Advertising	157,899	151,908	544,725	491,753
Circulation and other	89,285	84,437	269,374	255,067
Total consumer media	$247,184	$236,345	$814,099	$746,820

Enterprise media:
Dow Jones Newswires/FIS:
North America	$48,637	$49,050	$143,442	$141,920
International	20,230	16,365	58,247	50,506
Dow Jones Newswires/FIS	68,867	65,415	201,689	192,426

Dow Jones Indexes/Ventures	19,139	15,399	54,470	48,521
Dow Jones Licensing Services	12,376	14,319	39,269	41,529
Total enterprise media	$100,382	$95,133	$295,428	$282,476

Local media:
Advertising	$49,146	$49,711	$144,016	$141,547
Circulation and other	15,710	15,565	44,969	44,525
Total local media	$64,856	$65,276	$188,985	$186,072

Total segment revenues	$412,422	$396,754	$1,298,512	$1,215,368

(1) Amounts exclude discontinued operations as discussed in Note 2.

(2) Includes the domestic Wall Street Journal Franchise (including print, online, television and radio); Barron’s Franchise (including print, online and conferences); and MarketWatch Franchise (including online, newsletters, television and radio).

(3) Includes the international editions of the Journal and the Far Eastern Economic Review.

See notes to financial information on page 11.

Dow Jones & Company, Inc.
Supplemental Segment Statistical Information
(Unaudited)

(amounts in thousands)	Three Months Ended September 30(1)		Nine Months Ended September 30(1)
	2006	2005	2006	2005
Advertising revenue and volume increase/(decrease) (2):
The Wall Street Journal:
Total advertising revenue	0.3%	0.1%	10.3%	(5.0)%
Total advertising volume	1.1%	3.6%	9.1%	(3.9)%
General	(2.0)%	(6.1)%	6.4%	(0.6)%
Technology	(0.9)%	4.2%	2.3%	(12.2)%
Financial	9.5%	(2.4)%	10.5%	(17.2)%
Classified	1.1%	21.2%	15.9%	9.4%

International advertising revenue (3)	24.4%	(15.5)%	3.7%	(14.8)%

Barron’s advertising revenue	22.8%	(19.9)%	9.9%	(10.8)%
Barron's advertising volume	15.1%	(21.1)%	1.4%	(13.3)%

Ottaway advertising revenue(1)	(1.1)%	4.7%	1.7%	4.0%
Ottaway Newspapers linage(1)	(7.7)%	(0.8)%	(6.7)%	(1.5)%

Dow Jones Online statistics:
Dow Jones Online advertising revenue (4)	12.4%	144.3%	20.1%	137.1%
WSJ.com paid subscriptions	788	764	788	764
Barrons.com paid subscriptions	70	n/a	70	n/a

Average monthly unique visitors to WSJ.com	3,539	3,881	3,670	3,770
WSJ.com average monthly page views	106,104	99,470	107,713	92,994

Average monthly unique visitors to MarketWatch.com	4,687	5,328	5,283	6,144
MarketWatch.com average monthly page views	176,637	184,562	196,189	189,503

Average monthly unique visitors to Dow Jones Online(5)	7,545	8,150	7,973	8,808
Dow Jones Online average monthly page views	286,322	284,032	307,983	282,497

Other:
Dow Jones Newswires terminals	298	297	298	297

(1) Amounts exclude discontinued operations as discussed in Note 2.
(2) General, technology and financial advertising for 2005 was reclassified to conform to the current year presentation.
(3) Includes the international editions of the Journal and the Far Eastern Economic Review.
(4) Includes MarketWatch, which was acquired January 21, 2005. On a pro-forma basis, advertising revenues in the first nine months of 2006 and 2005 were up 17% and 18%, respectively.
(5) Average monthly unique visitors to Dow Jones Online is from NielsenNetRatings and includes WSJ.com,
MarketWatch.com, BigCharts.com, Barron's Online, and the Journal's other vertical websites.

Dow Jones & Company, Inc.

Notes to Financial Information

1. Our calculation of net income, operating income and earnings per share excluding special items may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.  Net income, operating income and earnings per share excluding special items are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income, operating income and earnings per share as a measure of performance.  However, management uses these measures in comparing our historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

2.  During the third quarter of 2006, we announced our plan to seek alternatives for certain local media newspaper businesses including cash sales and exchanges for other community newspapers.  We are currently evaluating options for newspapers in the following six markets: Danbury, CT; Oneonta, NY; Plattsburgh, NY; Santa Cruz, CA; Sunbury, PA; and Traverse City, MI.  Management is actively marketing these properties and expects to dispose of these assets within one year.  Accordingly, these operations are presented as discontinued operations pursuant to Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”.  Further, the results of those newspapers were excluded from our segment results for all periods presented.

Operating results for the six local media newspapers included within discontinued operations were as follows:

(in thousands)	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005

Revenues	$24,318	$24,482	$71,628	$72,138
Operating income	$5,738	$6,449	$16,338	$18,740
Income before income taxes	$5,736	$6,367	$16,337	$18,631
Income taxes	$2,351	$2,603	$6,715	$7,635
Net income	$3,385	$3,764	$9,622	$10,996

Depreciation and amortization	$663	$596	$1,947	$1,838

3.  Effective February 22, 2006, we established a new organizational structure pursuant to which we organize and report our business segments to better align our businesses with the markets they serve.  We were previously organized around our channels of distribution – print publishing, electronic publishing and community newspapers.  Now, we are organized around our distinct brands (franchises), customers and markets with our business and financial content organizations reported in two separate segments – Consumer Media and Enterprise Media, and our local general-interest community newspapers and their online media properties reported in the Local Media segment.  This new approach better aligns our organizational structure, leadership team, and franchises with our strategic and financial goals.  Previously reported segment results of operations were restated to reflect these changes, which did not impact total consolidated results of operations.  We continue to report certain administrative activities under corporate.

Consumer media is comprised primarily of The Wall Street Journal franchise (including domestic and international print, online, television and radio); and the relatively smaller Barron’s (including print, online and conferences) and MarketWatch franchises (including online, newsletters, television and radio).  The consumer media segment is an integrated business that offers business and financial information content to the consumer market around the globe.  This content is produced to gain readership and ultimately to earn revenue from advertisers and those readers.  We manage consumer media as one segment as their products largely comprise the global WSJ brand, and its sales, newsgathering and most production efforts are centralized and shared across the different editions and our various offerings in the segment are highly integrated.

Dow Jones & Company, Inc.

Notes to Financial Information

Enterprise media is managed as one segment as it comprises product offerings under the Dow Jones brand and offers business and financial information content to other businesses and financial professionals around the globe.  Enterprise media’s revenues are primarily subscription-based and are comprised of Dow Jones Newswires, Dow Jones Financial Information Services, Dow Jones Indexes and Reprints/Permissions and Dow Jones Licensing Services.

Local media, formerly known as community media, includes the operations of Ottaway Newspapers, which publishes daily newspapers, weekly newspapers and “shoppers” in the U.S.

4.  The following table reconciles reported results to income adjusted for special items for the three and nine months ended September 30, 2006 and 2005:

	Three Months Ended September 30
(in millions, except	2006				2005
per share amounts)	Operating(1)	Net		EPS	Operating(1)	Net	EPS

Reported income	$13.6	$16.0		$.19	$9.4	$10.2	$.12
Adjusted to remove:
Included in operating income:
Severance (a)	(1.5)	(0.9)		(.01)
Included in non-operating income:
Contract guarantee (b)						(0.9)	(.01)
Certain income tax matters (c)		7.6		.09		1.1	.01
Adjusted income	$15.1	$9.4	(2)	$.11	$9.4	$10.0	$.12

	Nine Months Ended September 30
(in millions, except	2006			2005
per share amounts)	Operating(1)	Net	EPS	Operating(1)		Net	EPS

Reported income	$56.2	$106.3	$1.27	$53.0		$19.2	$.23
Adjusted to remove:
Included in operating income:
Severance (a)	(1.5)	(0.9)	(.01)
Restructuring and other items, net (d)	(27.7)	(16.6)	(.20)	(11.4)		(6.9)	(.08)
Included in non-operating income:
Contract guarantee (b)		62.6	.75			(3.3)	(.04)
Gain on disposition of
investments (e)						17.7	.21
Write-down of equity investments (f)						(36.7)	(.44)
Certain income tax matters (c)		7.6	.09			1.1	.01
Adjusted income	$85.4	$53.6	$.64	$64.3	(2)	$47.5 (2)	$.57

(1)  Amounts exclude discontinued operations as discussed in Note 2.

(2)  The sum of the individual amounts does not equal total due to rounding.

(a) Severance:

During the third quarter of 2006, our then Vice President and Chief Financial Officer resigned by mutual agreement.  Accordingly, we recorded a severance charge of $1.5 million ($0.9 million, net of taxes) pursuant to his employment agreement.

Dow Jones & Company, Inc.

Notes to Financial Information

(b) Contract guarantee:

On March 13, 2006, we entered into a definitive settlement agreement to conclude all litigation relating to our obligations under a contract guarantee issued in 1995 to Cantor Fitzgerald Securities (Cantor) and Market Data Corporation (MDC).  Pursuant to the settlement agreement, we agreed to pay an aggregate of $202 million to Cantor and MDC, which was below the $265 million contractual obligation that we had previously reserved.  Accordingly, we recorded a benefit in the first quarter of 2006 of $62.6 million.

For tax purposes, the settlement payment was treated as a capital loss which we could carry forward for five years as an offset to capital gains.  We could not conclude that it was more likely than not that we would realize any net tax savings from capital loss carryforwards prior to their expiration and therefore have a full valuation allowance on the capital loss carryforward.

In the first quarter of 2006, we paid $200 million of the settlement amount, while the remaining $2 million was paid in the second quarter of 2006.  We financed the payments with commercial paper.  Additionally, on March 27, 2006, we entered into a $250 million 18-month credit agreement to support this increased balance of commercial paper outstanding.

(c) Certain income tax matters:

In the third quarter of 2006, we recorded a tax benefit of $7.2 million and related interest income of $0.4 million totaling $.09 per diluted share as a result of favorable resolution of certain state and federal tax matters.  Income tax expense in the third quarter of 2005 included a tax benefit of $1.1 million ($.01 per diluted share) also as a result of a favorable resolution of tax matters.

(d) Restructuring and other items, net:

2006

During the second quarter of 2006, we recorded a net charge of $6.8 million, reflecting a restructuring charge of $9.9 million ($6 million, net of taxes), partially offset by a gain of $3.1 million ($1.9 million, net of taxes) on the sale of certain fixed assets.  The restructuring primarily reflected the elimination of certain positions in technology, circulation and administrative support in favor of outsource vendors.  In total, approximately 250 full-time and 500 part-time employees were affected.

During the first quarter of 2006, we recorded a charge of $20.9 million ($12.5 million, net of taxes) related to the reorganization of our business.  The charge primarily reflected employee severance related to the previously announced elimination of certain senior level positions, as well as additional workforce reductions at other areas of the business identified as part of the reorganization during the first quarter.  In total, approximately 65 full-time employees were affected.

2005

In the second quarter of 2005, we recorded a restructuring charge of $11.4 million ($6.9 million, net of taxes) primarily reflecting employee severance related to a workforce reduction of about 120 full-time employees.  Most of the charge related to our efforts to reposition our international print and online operations but also included staff reductions at other parts of the business.

Dow Jones & Company, Inc.

Notes to Financial Information

Restructuring and other items are not included in segment expenses, as management evaluates segment results exclusive of these items.  For information purposes, the restructuring and other items allocable to each segment and corporate were as follows:

(in thousands)	Nine Months Ended September 30
	2006	2005

Consumer media	$19,313	$8,856
Enterprise media	5,072	1,698
Local media	(1,358)	-
Corporate	4,645	813
Total	$27,672	$11,367

(e) Gain on disposition of investments:

In April 2005, we concluded the sale of our 39.9% minority interest in F.F. Soucy Inc., a Canadian newsprint mill, to its majority owner, Brant-Allen Industries, Inc.  The proceeds from the sale price of $40 million in cash were used to reduce our commercial paper borrowings.  We recorded an after-tax gain of $9.4 million in the second quarter.

During the second quarter of 2005, we completed an exchange of cross shareholdings with the von Holtzbrinck Group.  In exchange for our 10% interest in Handelsblatt, we received the remaining 10% minority interest in The Wall Street Journal Europe that we did not already own; an 11.5% increase in our interest in a Czech Republic business periodical, effectively increasing our interest to 23%; and $6 million in cash.  We recorded an after-tax gain of $8.3 million in connection with the disposal of our interest in Handelsblatt.

(f) Write-down of investments:

In December 2005, we completed the disposal of our 50% interests in both CNBC Europe and CNBC Asia (collectively CNBC International), as well as our 25% interest in CNBC World, to NBC Universal for nominal consideration pursuant to a 2005 agreement.  Through 2006 we will continue to provide access to news resources and other services to CNBC International, nonexclusively.

In the second quarter of 2005, in connection with the binding agreement reached with NBC Universal, we determined that an other-than-temporary decline in the value of our investments in CNBC International and CNBC World had occurred and, as a result, we recorded a charge of $35.9 million ($36.7 million, including taxes), largely reflecting the write-down of the investments’ carrying value ($32 million), with the remainder primarily reflecting the additional firmly committed cash payment for which we received no future economic benefit.

Dow Jones & Company, Inc.

Notes to Financial Information

5.  Summarized financial information for 50% held equity-basis investments in associated companies were as follows (amounts are at 100% levels):

(in thousands)	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Factiva
Revenues	$72,729	$69,650	$215,095	$209,157
Operating income	$3,737	$4,500	$8,945	$11,846
Depreciation and amortization	$2,512	$2,849	$7,387	$8,548

SmartMoney
Revenues	$14,615	$12,643	$44,588	$39,199
Operating income (loss)	$203	$(321)	$1,712	$(296)
Depreciation and amortization	$90	$114	$309	$363